Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Gardner Denver, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-91088, 333-24921, 333-84397, 333-61314, 333-116108, 333-155305, and 333-181386) on Form S-8 and the registration statements (Nos. 333-109086, 333-122422, and 333-168564) on Form S-3 of Gardner Denver, Inc. and subsidiaries of our report dated February 24, 2012, with respect to the consolidated balance sheet of Gardner Denver, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the December 31, 2012 Annual Report on Form 10-K of Gardner Denver, Inc. and subsidiaries.

/S/    KPMG LLP

St. Louis, Missouri

February 26, 2013

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